Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2020 FIRST QUARTER FINANCIAL RESULTS

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Fiscal 2020 first quarter net sales declined by $7.4 million year-over-year due primarily to declining automotive car sales and timing of various programs, partially offset by growth in the Consumer Electronics segment

•	Fiscal 2020 first quarter gross profit margins increased 40-basis points year-over-year
•	Fiscal 2020 first quarter net loss attributable to VOXX of $1.1 million, as compared to a net loss attributable to VOXX of $0.9 million in the Fiscal 2019 first quarter
•	Corporate restructuring and SKU reduction programs continue to lower fixed costs and improve gross margins
•	New executive Employment Agreements reached, further aligning executives with shareholders
•	Company to begin executing its Share Repurchase Program for the repurchase of up to three million shares

ORLANDO, Fla., July 10, 2019 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced financial results for its Fiscal 2020 first quarter ended May 31, 2019.

Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “Our Fiscal 2020 first quarter materialized mostly as planned, with the key exception being the Automotive market, as the decline in global car sales has impacted our Automotive Electronics segment. On the other hand, Consumer Electronics segment sales grew by 4.5% and gross margins improved by 130-basis points. Demand for new products introduced last fiscal year, coupled with increased distribution for certain Premium Audio product lines, should help drive growth of the product categories we are focused on. We are continuing to make progress with our corporate realignment programs and will continue to de-emphasize certain product lines that do not meet our gross margin criteria. Ignoring both the legal fee reimbursement last fiscal year and the benefit from a life insurance policy this year, our losses decreased quarter-over-quarter. We expect operating expenses to decline year-over-year and for VOXX to be in a stronger position to drive more consistent profitability as we enter our Fiscal 2020 third quarter.”

Lavelle continued, “In April, we unveiled our plan to unlock shareholder value and outlined the various steps we are taking to improve profitability and strengthen our balance sheet. In June, we announced a Definitive Agreement to sell our German Accessories business for approximately $19.0 million, and this week, we executed a Purchase and Transfer Agreement to sell our real estate in Pulheim, Germany for approximately $12.0 million, following the non-binding LOI we announced earlier. Our cash position of $60.0 million increased by $10.2 million year-over-year, and we expect further increases pending the close of these two transactions. We’re continuing to explore all paths that will result in a stronger VOXX and that includes potential divestitures, acquisitions, investments, or joint ventures. When the window opens, we will be executing on the previously announced increase to our Share Repurchase Program. We also entered into new Employment Agreements with key executives and have changed the criteria used for calculating bonus payouts for select executives from pre-tax income to Adjusted EBITDA based on an independent, 3rd-party analysis of best practices. Lastly, our Board continues to explore the potential of a dividend later this Fiscal year. We are not standing still. We are taking the right actions that we believe will return VOXX to consistent profitability, leverage our strong assets and balance sheet, and increase shareholder value.”

VOXX International Corporation Reports Fiscal 2020 First Quarter Results

Fiscal 2020 and Fiscal 2019 First Quarter Financial Comparisons

Effective March 1, 2019, the Company changed its reporting structure to include the results of operations for the following three reporting segments: 1) Automotive Electronics, which includes the Company’s OEM and aftermarket automotive business; 2) Consumer Electronics, which includes the former Premium Audio segment and the former Consumer Accessories segment, less EyeLock, LLC, and; 3) Biometrics, a newly formed segment which includes the results of EyeLock, LLC, the Company’s majority-owned investment.

Net sales for the Fiscal 2020 first quarter ended May 31, 2019 were $93.5 million, as compared to $100.9 million in the Fiscal 2019 first quarter, a decline of $7.4 million.

The Automotive Electronics segment had net sales of $29.6 million in the Fiscal 2020 first quarter, as compared to $39.6 million in the comparable year-ago period, a decline of $10.0 million. The year-over-year decline within this segment was primarily related to lower volume of rear-seat entertainment systems, due to a slowdown in car sales and due to certain launch delays. Additionally, the Company’s OEM remote start and security sales declined, as did aftermarket satellite radio and headrest product sales, partially offset by an increase in sales of certain automotive safety and security products.

The Consumer Electronics segment had net sales of $63.7 million in the Fiscal 2020 first quarter, as compared to $60.9 million in the comparable year-ago period, an increase of $2.7 million. Driving this year-over-year increase were higher sales of premium home separate speakers, new distribution partners for premium commercial speaker products, higher sales of reception and karaoke products, and higher sales of wearable devices. This increase was partially offset by a decline in sales of a variety of Consumer Accessories product lines, some due to lower year-over-year comparisons and others due to the Company’s SKU rationalization program, intended to limit sales of lower margin products.

The Biometrics segment essentially had no net sales during the Fiscal 2020 first quarter as the Company sold out of its inventory for its NXT perimeter access products. Additional product inventory was delivered subsequent to the Company’s Fiscal 2020 first quarter end and the Company is now filling customer orders and expects increases throughout the fiscal year.

The gross margin in the Company’s Fiscal 2020 first quarter was 27.8%, representing a 40-basis point increase over the Fiscal 2019 first quarter. The year-over-year gross margin improvement was driven by higher gross margins in the Consumer Electronics segment, partially offset by lower gross margins in the Automotive Electronics segment. During the Fiscal 2020 first quarter, the Company experienced higher gross margins due to higher sales of premium home separate speakers, mobility products and commercial speakers, as well as higher sales of the Company’s karaoke products, and also experienced higher gross margins in the Biometrics segment due to the release of inventory reserves. These positive factors were partially offset by lower sales of OEM security and remote start products and aftermarket headrest products in the Automotive Electronics segment, as well as lower European margins in the Consumer Electronics segment, the latter due to changes in product mix and discounts offered on certain products in the Fiscal 2020 first quarter which were not offered in the comparable year-ago period, among other factors.

-	Automotive Electronics segment gross margin of 22.4% as compared to 25.2%.
-	Consumer Electronics segment gross margin of 30.0% as compared to 28.7%.
-	Biometrics segment gross margin of 1,816.7% as compared to 61.8%.

VOXX International Corporation Reports Fiscal 2020 First Quarter Results

Total operating expenses in the Fiscal 2020 first quarter were $33.1 million, as compared to $32.7 million in the comparable year-ago period, an increase of $0.4 million or 1.2%. During the Fiscal 2019 first quarter, the Company had a reimbursement of legal fees associated with a lawsuit of $2.1 million which did not repeat in the current Fiscal year period. Excluding this, total operating expenses declined $1.7 million year-over-year.

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Selling expenses of $9.9 million as compared to $10.7 million, a reduction of $0.8 million. The year-over-year improvement was driven primarily by headcount reductions as part of the corporate restructuring program, lower commissions, and lower advertising and display amortization expense, partially offset by salary increases resulting from the transfer of certain employees from general and administrative to selling in conjunction with restructuring activities in Fiscal 2019.

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General and administrative expenses of $17.4 million as compared to $16.1 million, an increase of $1.3 million. As noted above, the primary driver was the reimbursement of legal fees in the Fiscal 2019 first quarter. Excluding this, general and administrative expenses declined by approximately $0.8 million due to lower headcount and lower salary expenses as a result of corporate restructuring activities.

-	Engineering and technical support expenses of $5.8 million as compared to $5.9 million, a reduction of $0.1 million.

Total other income, net for the Fiscal 2020 first quarter was $2.1 million, as compared to $1.4 million in the Fiscal 2019 first quarter, an increase of $0.7 million. Interest and bank charges declined by $0.1 million; equity in income of equity investee declined by $0.4 million; and other, net increased by $1.0 million. The increase in other, net is primarily related to the benefit from a key man life insurance policy of $1.0 million related to a former employee of Klipsch Group, Inc. that VOXX became the beneficiary of in conjunction with the acquisition of Klipsch in Fiscal 2012.

The Company reported an operating loss of $7.1 million in the Fiscal 2020 first quarter, as compared to an operating loss of $5.0 million in the comparable year-ago period. Net loss attributable to VOXX International Corporation (“VOXX”) was $1.1 million in the Fiscal 2020 first quarter, as compared to a net loss attributable to VOXX of $0.9 million in the Fiscal 2019 first quarter. Net loss attributable to the Company’s non-controlling interest declined from $1.6 million in the Fiscal 2019 first quarter to $1.2 million in the Fiscal 2020 first quarter. On a per share basis, the Company reported a basic and diluted loss per share attributable to VOXX of $0.05 in the Fiscal 2020 first quarter, as compared to a basic and diluted loss per share attributable to VOXX of $0.04 in the Fiscal 2019 first quarter.

The Company reported an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) loss in the Fiscal 2020 first quarter of $0.8 million, as compared to Adjusted EBITDA of $1.5 million in the comparable Fiscal 2019 period.

Balance Sheet Update

For the period ended May 31, 2019, the Company had cash and cash equivalents of $60.0 million, an increase of $1.8 million, as compared to February 28, 2019. When compared to the Fiscal 2019 first quarter ended May 31, 2018, cash and cash equivalents increased by $10.2 million. Total debt as of May 31, 2019 was $16.0 million as compared to $17.6 million as of February 28, 2019, a decrease of $1.6 million. The Company’s total debt consists of mortgages related to its domestic and international properties and a Euro asset-based lending obligation to support its German operations. Total long-term debt as of May 31, 2019 was $7.5 million, as compared to $7.6 million as of February 28, 2019, a decrease of $0.1 million.

The Company anticipates its net cash position will increase pending the successful sale of VOXX German Accessory Holdings GmbH and its real estate holding in Pulheim, Germany. Upon the successful completion of both transactions, the Company anticipates gross proceeds of approximately $31.0 million. Additionally, the proposed sale of VOXX German Accessory Holdings GmbH has an Option Agreement which could result in the sale of additional real estate in Langenzenn for a net amount of approximately $2.2 million.

VOXX International Corporation Reports Fiscal 2020 First Quarter Results

New Employment Agreements

On July 8, 2019, the Board of Directors approved new Employment Agreements, effective as of March 1, 2019, by and between the Company and Patrick M. Lavelle, President and Chief Executive Officer; C. Michael Stoehr, Senior Vice President and Chief Financial Officer; and Loriann Shelton, Senior Vice President and Chief Operating Officer. The Company also amended its Employment Agreement with Thomas C. Malone, President, VOXX Advanced Solutions LLC.

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Mr. Lavelle has entered into a five (5) year Employment Agreement with an annual base salary of $1.0 million. His annual cash bonus shall be calculated and paid at 1.0% of the Company’s Adjusted EBITDA up to and including $10.0 million and 2.0% of the Company’s Adjusted EBITDA in excess of $10.0 million, with such $10.0 million threshold subject to adjustment for an acquisition, divestiture, or investment by the Company in excess of $5.0 million. Mr. Lavelle shall immediately receive a stock grant (in lieu of further participating in any of the Company’s stock incentive plans) of 200,000 shares of the Company’s Class A common stock and on each of March 1, 2020, 2021 and 2022, Mr. Lavelle shall be granted an additional 100,000 shares of the Company’s Class A common stock with a hold requirement equal to one year’s base salary of $1.0 million subject to the terms of the Employment Agreement. He shall also receive from the Company a grant of the Company’s Class A common stock, or the equivalence in cash, up to a maximum value of $5.0 million based on the closing NASDAQ price exceeding $5.00/share (“Market Stock Units or MSUs”) during the five year term of the Employment Agreement in accordance with a calculation set forth in a schedule to the Employment Agreement.

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Mr. Stoehr has entered into a five (5) year Employment Agreement with an annual base salary of $0.4 million. His annual cash bonus shall be calculated and paid at .375% of the Company’s Adjusted EBITDA up to and including $10.0 million and .75% of the Company’s Adjusted EBITDA in excess of $10.0 million, with such $10.0 million threshold subject to adjustment for an acquisition, divestiture, or investment by the Company in excess of $5.0 million.

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Ms. Shelton has entered into a five (5) year Employment Agreement with an annual base salary of $0.45 million. Her annual cash bonus shall be calculated and paid at (a) .375% of the Company’s Adjusted EBITDA up to [the Threshold (initially $10.0 million) minus $10.0 million] (but never less than Zero); plus (b) .75% of the Company’s Adjusted EBITDA in excess of [the Threshold, as adjusted by the Board of Directors for acquisitions, divestitures and investments by the Company in excess of $5.0 million, minus $10.0 million]; with no minimum Adjusted EBITDA required for the annual bonus to accrue and become payable and with no maximum cap on the annual bonus payable based upon the Company’s Adjusted EBITDA.

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Mr. Malone’s Employment Agreement was amended to restructure his bonus arrangement. His new bonus criteria consists of (a) a guaranteed bonus of $0.125 million annually; (b) an additional bonus of $0.1 million annually, provided that Mr. Malone achieves at least 100% of the net income budgeted for the applicable fiscal year in the original budget for VOXX Advanced Solutions LLC, as approved by the Company’s Board of Directors. Such $0.1 million bonus shall be proportionately reduced by the ratio of net income achieved versus net income budgeted for a fiscal year; and (c) a payment of 1.0% of the Company’s net gain from the sale, less accumulated losses, of the Company’s ownership interest in EyeLock LLC, should a transaction materialize.

All of the new Employment Agreements and the Amendment were approved by the Compensation Committee of VOXX International Corporation and the compensation terms were formulated with the assistance of a global, leading executive compensation benefits advisory firm. In addition to the above Agreements, and as previously announced, the Company’s Chairman John Shalam has agreed to forgo his annual cash bonus.

VOXX International Corporation Reports Fiscal 2020 First Quarter Results

Conference Call and Webcast Information

VOXX International will be hosting its conference call on Thursday, July 11, 2019 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 2665908). A replay will be available on the Company’s website approximately one hour after the completion of the call.

Non-GAAP Measures

EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net (loss) income attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense and life insurance proceeds. Depreciation, amortization and stock-based compensation are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and Diluted Adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation

VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company has an international footprint in Europe, Asia and Latin America, and a growing portfolio, which is comprised of over 30 trusted brands. For additional information, please visit our website at www.voxxintl.com.

VOXX International Corporation Reports Fiscal 2020 First Quarter Results

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to: statements with respect to the anticipated results of the proposed transaction; the proposed transaction’s anticipated benefits to the Company; the anticipated closing of the proposed transaction; and, other risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 28, 2019 which was filed with the SEC on May 14, 2019, as amended on Form 10-K/A filed on May 30, 2019, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants.

Company Contact:

Glenn Wiener, President / GW Communications

Tel: 212-786-6011 / Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	May 31, 2019	February 28, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,004	$58,236
Accounts receivable, net	61,585	73,391
Inventory, net	103,275	102,379
Receivables from vendors	547	1,009
Prepaid expenses and other current assets	9,572	10,449
Income tax receivable	1,041	921
Total current assets	236,024	246,385
Investment securities	2,994	2,858
Equity investment	21,853	21,885
Property, plant and equipment, net	59,695	60,493
Operating lease, right of use asset	2,187	—
Goodwill	54,785	54,785
Intangible assets, net	117,588	119,449
Deferred income tax assets	78	79
Other assets	2,816	2,877
Total assets	$498,020	$508,811
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$32,349	$31,143
Accrued expenses and other current liabilities	34,395	39,129
Income taxes payable	227	1,349
Accrued sales incentives	11,069	13,574
Current portion of long-term debt	8,554	10,021
Total current liabilities	86,594	95,216
Long-term debt, net of debt issuance costs	5,859	5,776
Finance lease liabilities, less current portion	404	516
Operating lease liabilities, less current portion	1,689	—
Deferred compensation	2,931	2,605
Deferred income tax liabilities	4,148	5,284
Other tax liabilities	1,337	1,332
Other long-term liabilities	3,074	2,981
Total liabilities	106,036	113,710
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,106,194 shares issued and 21,938,100 shares outstanding at both May 31, 2019 and February 28, 2019	242	242
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both May 31, 2019 and February 28, 2019	22	22
Paid-in capital	297,105	296,946
Retained earnings	147,434	148,582
Accumulated other comprehensive loss	(17,848)	(16,944)
Treasury stock, at cost, 2,168,094 shares of Class A Common Stock at both May 31, 2019 and February 28, 2019	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	405,779	407,672
Non-controlling interest	(13,795)	(12,571)
Total stockholders' equity	391,984	395,101
Total liabilities and stockholders' equity	$498,020	$508,811

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income

 (In thousands, except share and per share data)

	Three months ended May 31,
	2019	2018
Net sales	$93,454	$100,855
Cost of sales	67,445	73,178
Gross profit	26,009	27,677
Operating expenses:
Selling	9,881	10,694
General and administrative	17,425	16,112
Engineering and technical support	5,807	5,911
Total operating expenses	33,113	32,717
Operating loss	(7,104)	(5,040)
Other income (expense):
Interest and bank charges	(997)	(1,100)
Equity in income of equity investee	1,440	1,814
Other, net	1,644	661
Total other income, net	2,087	1,375
Loss before income taxes	(5,017)	(3,665)
Income tax benefit	(2,645)	(1,113)
Net loss	(2,372)	(2,552)
Less: net loss attributable to non-controlling interest	(1,224)	(1,613)
Net loss attributable to VOXX International Corporation	$(1,148)	$(939)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(811)	(2,020)
Derivatives designated for hedging	(107)	442
Pension plan adjustments	14	36
Unrealized holding gain on available-for-sale investment securities, net of tax	—	24
Other comprehensive loss, net of tax	(904)	(1,518)
Comprehensive loss attributable to VOXX International Corporation	$(2,052)	$(2,457)
Loss per share - basic: Attributable to VOXX International Corporation	$(0.05)	$(0.04)
Loss per share - diluted: Attributable to VOXX International Corporation	$(0.05)	$(0.04)
Weighted-average common shares outstanding (basic)	24,355,791	24,316,103
Weighted-average common shares outstanding (diluted)	24,355,791	24,316,103

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share

	Three months ended May 31,
	2019	2018
Net loss attributable to VOXX International Corporation	$(1,148)	$(939)
Adjustments:
Interest expense and bank charges (1)	878	747
Depreciation and amortization (1)	2,986	2,654
Income tax benefit	(2,645)	(1,113)
EBITDA	71	1,349
Stock-based compensation	159	107
Life insurance benefit	(1,000)	—
Adjusted EBITDA	$(770)	$1,456
Diluted loss per common share attributable to VOXX International Corporation	$(0.05)	$(0.04)
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$(0.03)	$0.06

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.